Exhibit 77Q1a

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

ARTICLES SUPPLEMENTARY

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC., a Maryland corporation having its principal Maryland office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (“MGCL”), and by a resolution of its Board of Directors, the Corporation has elected to repeal the Corporation’s prior election to become subject to Section 3-805 of the MGCL.

SECOND:  The election to repeal the Corporation’s prior election to become subject to Section 3-805 of the MGCL has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

IN WITNESS WHEREOF, The Emerging Markets Telecommunications Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 4th day of May, 2009, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS: /s/J. Kevin Gao J. Kevin Gao Secretary	THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC. By: /s/George R. Hornig George R. Hornig President